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                                                                EXHIBIT 10.3

                               Daniel Gilbert
                     30600 Telegraph Road, Fourth Floor
                       Bingham Farms, Michigan  48025


                               April 10, 1998


Rock Financial Corporation
30600 Telegraph Road, Fourth Floor
Bingham Farms, Michigan  48025

Ladies and Gentlemen:

        This letter sets forth our agreement with respect to the matters described below:

        1. 1998 Bonus. I agree with Rock Financial Corporation, a Michigan corporation ("Rock"), that my bonus with respect to 1998 from Rock shall not exceed $300,000.

        2. Non-Competition Agreement. I agree that during the "Period" (as defined below), I will not, either directly or indirectly, whether on my own behalf or on behalf of any other person, business or entity whatsoever, engage in, or have any interest in or be associated with (whether as an officer, director, shareholder, partner, member, associate, employee, consultant, advisor, owner or otherwise), any corporation, partnership, limited liability company, association, trust, firm or other enterprise (including any pre-incorporated association) which is engaged, as a material part of its business activities, in originating mortgage loans secured by real estate located in any of the states in which Rock originates mortagage loans at the "Applicable Time" (as defined below) without first obtaining the express written consent of the Board of Directors of the Company by vote of a least a majority of the directors, other than myself; except that notwithstanding the foregoing, I may (i) invest in any publicly-held corporation, if such investment does not exceed one (1%) percent in the aggregate in value of the issued and outstanding capital stock of such corporation, and (ii) continue to own any interest I have in Rock. For purposes of this agreement, the "Period" means the period from the date of this agreement until the earliest of (i) one year after termination of my employment with Rock by Rock for cause, (ii) one year after termination of my employment with Rock by me without good reason, except as a result of my death or permanent incapacity, and (iii) the date of the termination of my employment with Rock for any other reason. For purposes of this agreement, the "Applicable Time" means (i) during my employment with Rock, the time of the activity in question, and (ii) after termination of my employment with Rock, as of the date of such termination.

        If this letter accurately sets forth our agreement, please sign this letter in the space provided below, and return the executed copy to me.

                              Very truly yours,


                              /s/ Daniel B. Gilbert

                              Daniel B. Gilbert
Accepted and Agreed to:
ROCK FINANCIAL CORPORATION


By: /s/ Frank E. Plenskefski
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     Its: Treasurer and Chief Financial Officer
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